EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-91416, 333-115834, and 333-123945) and Registration Statements (Forms S-3 No. 333-96852, 333-82526, 333-155905, and 333-159595) of Mid-America Apartment Communities, Inc. and in the related Prospectuses of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Memphis, Tennessee
February 25, 2010